Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries reports increase in Operating Income

July 18, 2006	NASDAQ: SMIT

Portland, Oregon.  Schmitt Industries, Inc. is pleased to announce that operating income for fiscal year ended May 31, 2006 increased to $1,733,596, compared to fiscal year 2005 of $1,216,460 on a sales increase of 9.2%.  Total annual sales for fiscal year 2006 are $11,503,360 versus $10,530,429 in fiscal year 2005.  Gross profits, as a percentage of sales, for the fiscal year ended May 31, 2006 are 56.3% compared to 57.6% in the prior fiscal year.  Net income for fiscal year 2006 is $1,350,129 compared to the $1,608,140 reported in fiscal year 2005.  The Company’s provision for income taxes for the year ended May 31, 2006 increased to $433,543 from the benefit of ($606,000) for the same period in fiscal 2005. The Company had previously reserved federal net operating loss carryforwards and other deferred tax assets.  As of May 31, 2005 the Company reduced the valuation reserve on deferred tax assets which produced the net tax benefit for fiscal year 2005.  Net income per fully diluted share is $.49 for the fiscal year ended May 31, 2006 compared to the $.59 reported in fiscal year 2005.

Sales increased to $3,525,752 for the quarter ended May 31, 2006 compared to $3,112,384 in the same period last year.  The Company completed its fourth quarter ended May 31, 2006, with net income of $514,910 or $.19 per share (fully diluted) compared to net income of $786,289 or $.29 per share (fully diluted) for the fourth quarter ended May 31, 2005.  The Company’s provision for income taxes for the fourth quarter ended May 31, 2006 increased to $400,000 from the benefit of ($624,000) for the same period in fiscal 2005.

Condensed balance sheets and earnings statements for the years ended May 31, 2006 and 2005 are as follows.  Management does not anticipate any changes in fiscal year 2006 reported earnings shown here when the final audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2006 is filed with the Securities and Exchange Commission.

Schmitt Industries, Inc.

Condensed Statements of Income

Years Ended May 31

	2006	2005
Net sales	$11,503,360	$10,530,429
Operating income	1,733,596	1,216,460
Income before (benefit from) provision for income taxes	1,783,672	1,002,140
(Benefit from) provision for income taxes	433,543	(606,000)
Net income	1,350,129	1,608,140
Net income per common share, diluted	$0.49	$0.59
Weighted average number of common shares, diluted	2,746,082	2,708,797

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

Schmitt Industries, Inc.

Condensed  Balance Sheets

As of May 31

	2006	2005
Current assets	$8,956,398	$7,016,026
Property and equipment	1,209,372	1,268,506
Other assets	760,785	790,690
Total Assets	$10,926,555	$9,075,222

Current liabilities	$1,105,715	$1,075,645
Long-term obligations	6,408	20,756
Stockholders’ equity	9,814,432	7,978,821
Total Liabilities and Stockholders’ Equity	$10,926,555	$9,075,222

Wayne Case, President and CEO of Schmitt Industries, said:  “We are pleased with the sales growth of the Company.  We see a continuing demand in our basic markets and see no downward trends currently that might influence Schmitt’s future sales and earnings.  The growth of sales in all markets is gratifying and is the response to specific plans and opportunities established by Schmitt over the past few years.   As our sales and profits have grown, we have increased our liquidity and have $3,538,012 in cash, cash equivalents and short term investments at May 31, 2006 versus the $1,176,959 on hand at May 31, 2005.   We have virtually no long term debt and expect the cash growth will continue, affording us other market opportunities in the future.”

Schmitt Industries, Inc. designs, assembles and markets computer controlled balancing equipment (the Balancer Segment) primarily to the machine tool industry.  Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc. (“SMS”) the Company designs, manufactures and markets precision laser measurement systems (the Measurement Segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. (“SEL”), located in the United Kingdom.

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com